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                                                                    Exhibit 3.14


                                 ROMA DINING LP

                        AGREEMENT OF LIMITED PARTNERSHIP



         THIS PARTNERSHIP AGREEMENT, dated as of December 31, 1996 (the "Effective Date"), is made by and between ROMACORP, INC. ("ROMA"), a Delaware corporation, as a general partner (the "General Partner") and ROMA HOLDINGS, INC. ("RHI"), a Delaware corporation, as a limited partner (the "Limited Partner"). The General Partner and the Limited Partner shall be individually referred to herein as a "Partner" and collectively referred to herein as the "Partners".

                                   WITNESSETH:

         WHEREAS, the Partners desire to form a limited partnership under the laws of the State of Delaware for the purposes hereinafter set forth;

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained and other good and valuable consideration, the parties hereto hereby agree as follows:

         1. Formation. The Partners hereby form and establish a limited partnership (the "Partnership") pursuant to the provisions of the Revised Uniform Limited Partnership Act of the State of Delaware to be conducted under the name of "ROME DINING LP", or such other name as the General Partner may from time to time determine. A Certificate of Limited Partnership of the Partnership, dated December 31, 1996 was filed with the Secretary of State of the State of Delaware on December 31, 1996. The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801, is designated as the agent upon whom process against the Partnership may be served.

         2. Place of Business. The Partnership's principal place of business shall be located at 9304 Forest Lane, Suite 200, Dallas, Texas 75243, or at such other place as may be determined from time to time by the Partners.

         3. Purposes. The nature of the business to be conducted or promoted by the Partnership shall be the owning, managing, and operating of restaurants or any other lawful business in which a limited partnership may engage under Delaware law.

         4. Term. The term of the Partnership shall commence upon the filing of a Certificate of Limited Partnership with the Secretary of State of the State of Delaware and shall continue thereafter from year to year for a term of ninety-nine (99) years.

         5. Capital Contributions.

         (a) The capital of the Partnership shall be the aggregate amount of the capital contributions made to it by the General Partner and the Limited Partner. An individual capital
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account shall be established and maintained for each Partner and shall be credited with the amount of each Partner's capital contribution to the Partnership. Any Partner whose interest in the Partnership is increased, by means of the transfer to such Partner of all or a part of the interest of another Partner, shall have a capital account that has been appropriately adjusted to reflect such transfer. Each partner's capital account shall be determined and maintained throughout the term of the Partnership in accordance with the requirements of Section 704(b) of the Internal Revenue Code of 1986, or its counterpart in any subsequently enacted Internal Revenue Code, and of the Treasury Regulations promulgated from time to time thereunder. No Partner shall be entitled to interest on the Partner's capital contribution, or to withdraw any part of the Partner's capital account, or to receive any distributions from the Partnership except as specifically provided in this Agreement.

         (b) Each Partner shall make an initial contribution in cash or property equivalent to its percentage interest in Partnership profits and losses. The Partners shall make additional capital contributions from time to time in such amounts as may be determined by the Partners to be necessary to carry out the purposes of the Partnership. Such amounts shall be determined from time to time. Such contributions shall be due and payable within the time specified in the formal approval by the Partners, provided that such period shall not be less than thirty (30) days.

         (c) If a Partner fails to make any required capital contribution, the necessary funds may be raised by the Partnership by borrowing from the remaining Partners in such amounts and proportions as the lending Partner shall agree upon.

         6. Allocations.

         (a) The income, profits, gains and expenses or losses of the Partnership shall be allocated or charged to the Partners as follows:

                  Partner                                    Percentage Interest
                  -------                                    -------------------
Romacorp, Inc., General Partner                                      1%

Roma Holdings, Inc., Limited Partner                                99%

         However, in accordance with Section 704(c) of the Internal Revenue Code of 1986 (the "Code"), income, gain, loss and deduction with respect to any property contributed to the Partnership shall be allocated among the Partners to take account of any variation between the adjusted basis of such property to the Partnership and its fair market value at the time of contribution. For purposes of this Agreement, "Net Income" and "Net Loss" mean taxable income and taxable loss, as the case may be, of the Partnership for any year as determined for Federal income tax purposes, increased by the amount, if any, of tax-exempt income received or accrued by the Partnership, reduced by the amount, if any, of all expenditures of the Partnership described in Section 705(a) (2) (B) of the Internal Revenue Code of 1986, as amended (the "Code"), and adjusted, with respect to items related to any assets


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contributed to the Partnership (collectively, the "Contributed Assets"), as described 13a the following sentence. For purposes of computing Net Income or Net Loss, (x) the amount of depreciation, depletion or amortization ("Book Depreciation") for any year with respect to any Contributed Asset shall be determined in accordance with the methods used for tax purposes and shall equal the amount that bears the same ratio to the fair market value of such property at the time that such property was contributed to the Partnership as the depreciation, depletion or amortization computed for Federal income tax purposes with respect to such property for such year bears to the adjusted Federal income tax basis of such property at the time that such property was contributed, provided however, that if such property has an adjusted Federal income tax basis of zero at the time that such property is contributed, the rate of Book Depreciation shall be determined as the Partners may agree; and (y) gain or loss with respect to the disposition of any Contributed Asset shall be determined by the difference between (A) the amount realized with respect to such disposition, and (B) the fair market value of such property at the time of the contribution, reduced by the amount of any Book Depreciation previously taken into account with respect to such property for the purpose of computing Net Income and Net Loss (the "Book Basis"). In the event that any Contributed Asset is distributed in kind to any Partner, the difference between the fair market value of such property at the time of distribution and its Book Basis shall be taken into account as Net Income or Net Loss, as the case may be. This definition shall determine the calculation of net income or net loss for financial reporting purposes.

         In the event a Partner receives an unexpected adjustment, allocation, or distinction described in paragraphs (4), (5), or (6) of Section 1.704-1
(b)(2)(ii)(d) of the Treasury Regulations, and such Partner has a deficit capital account balance after reflecting such item, then such Partner shall be allocated items of income and gain in accordance with
Section 1.704-l(b)(2)(ii)(d) of the Treasury Regulations (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate such deficit balance as quickly as possible.

         7. Partnership Distributions. The Partnership may accumulate, and shall, at least once during each fiscal year of the Partnership, make distributions of, Partnership property including any cash held by the Partnership which is not reasonably necessary for the operation of the Partnership, at such times and in such amounts as determined from time to time by the General Partner. Any distributions shall be pro rata based upon percentage interest in Partnership profit.

         8. Liability Of Partners. The General Partner shall have unlimited liability for the repayment and discharge of all debts and obligations of the Partnership attributable to any fiscal year or portion thereof during which it is or was a General Partner of the Partnership.

         The Limited Partner shall be liable for the repayment and discharge of all debts and obligations of the Partnership attributable to any fiscal year or portion thereof during which it is or was a Limited Partner of the Partnership only to the extent of its Capital Contribution in the Partnership as set forth above, but shall not relieve it from liability for any unpaid Capital Contribution it has covenanted in writing to contribute.


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         The Limited Partner or an employee, agent, director or of officer of the Limited Partner may also be an employee, agent, independent contractor, director or officer of the Partnership or the General Partner. The existence of these relationships and the Limited Partner acting in such capacities will not result in the Limited Partner being deemed to be participating in the control of the business of the Partnership (within the meaning of the Act) or otherwise affect the liability of the Limited Partner or the person so acting.
         9. Management. The General Partner shall be the managing partner of the Partnership and shall execute all documents on behalf of the Partnership and to conduct the normal business and affairs of the Partnership. The Limited Partner shall have no right whatsoever to participate in the management or control of the business of the Partnership. The General Partner shall not receive any compensation for its role as General Partner. Notwithstanding the foregoing, the Partnership, through its General Partner and without consent of the Limited Partners, may contract with a Partner for services incident to the operation of the Partnership business.

         10. Disposition of a Partnership Interest. No Partner shall dispose of all or any part of its Partnership interest without the unanimous consent of the Partners.

         11. Admission of New Partners. New Partners shall not be admitted to the Partnership without the unanimous consent of the Partners.

         12. Dissolution of the Partnership. In the event of the bankruptcy, resignation or expulsion of the General Partner, the Partnership shall dissolve, except upon the unanimous consent of the remaining Partners agreeing to continue the Partnership.

         13. Amendments. This Agreement may be amended at any time and from time to time upon the unanimous consent of the Partners.

         14. Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the rest of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         15. Entire Agreement. This instrument contains the entire agreement of the parties relating to the rights granted and the obligations assumed in this instrument. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification signed by all of the Partners.

         16. No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or to give any person or entity, other than the parties or their successors in interest, any rights or remedies under this Agreement.


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         17. Waiver. Failure to enforce any term or condition of this Agreement shall not be deemed a waiver of that term or condition for the future, nor shall any specific waiver of a term or condition at one time be deemed a waiver of such term or condition for the future.

         18. Indemnification=. To the fullest extent permitted by the law of Delaware, as the same may be amended from time to time, the Partnership shall indemnify any and all of its Partners, agents or employees, or former Partners, agents or employees, or any person who may have served at the Partnership's request as an of officer of any corporation, partnership, joint venture, trust or other enterprise.

         19. Qualification in Other States. The General Partner shall qualify the Partnership to do business in such other states as are appropriate to the conduct of the Partnership's business.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers on the Effective Date.


                                               ROMA HOLDINGS, INC.


By: /s/ David G. Short                         By: /s/ Troy D. Cook
    _______________________                        _________________________
    David G. Short,                                Troy D. Cook,
    Secretary                                      Vice President


                                               ROMA CORP, INC.

By: /s/ David G. Short                         By: /s/ Robert B. Page
    _______________________                        _________________________
    David G. Short,                                Robert B. Page,
    Secretary                                      President


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